                       FIRST AMENDMENT TO AGREEMENT AND
                                PLAN OF MERGER


     THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 14, 1998 (the "First Amendment"), between DAN RIVER INC., a Georgia corporation ("Parent"), and THE BIBB COMPANY, a Delaware corporation (the "Company").

                             W I T N E S S E T H:

     WHEREAS, Parent and the Company have entered into that certain Agreement and Plan of Merger, dated as of June 28, 1998 (the "Original Agreement"), providing for the merger of the Company with and into Parent on the terms and conditions contained therein and in accordance with the Georgia Business Corporation Code and General Corporation Law of the State of Delaware; and

     WHEREAS, the respective Boards of Directors of Parent and the Comapny have approved this First Amendment; and

     WHEREAS, the parties now desire to amend the Original Agreement in certain respects;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. Section 6.3(d) of the Original Agreement is hereby deleted in its entirety and the following Section 6.3(d) shall be subsituted in lieu thereof:

               "(d) Tax Opinion. The Company shall have received a written opinion of King & Spalding, dated on or about the date that is two business days prior to the date the Joint Proxy Statement is first mailed to the Company stockholders and reaffirmed as of the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering such tax opinion, counsel may be entitled to rely upon customary representations of officers of the Company and Parent."

          2. All references in the Original Agreement to "the Merger Agreement" or "this Agreement" shall be deemed to refer to the Original Agreement as amended by this First Amendment.

          3. The Original Agreement, as amended by this First Amendment, shall remain in full force and effect in accordance with its terms.
     This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event of any conflict between the provisions of this First Amendment and the provisions of the Original Agreement, the provisions of this First Amendment shall control.

          4. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Original Agreement.

          5. This First Amendment shall be governed by and construed in accordance with the laws of the State of Georgia (without regard to the principles of conflict of laws thereof).

     IN WITNESS WHEREOF, this First Amendment has been signed by the duly authorized officers of each of the parties hereto as of the day and year first written above.

                                        DAN RIVER INC.


                                             /s/ J. L. Lanier, Jr.
                                        By:----------------------------
                                        Name:  J. L. Lanier, Jr.
                                        Title:  Chairman


                                        THE BIBB COMPANY


                                             /s/ Michael L. Fulbright
                                        By:----------------------------
                                        Name:  Michael L. Fulbright
                                        Title:  Chairman and Chief Executive
                                                Officer